Exhibit 10(f)

United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800 412 433 1140 Fax: 412 433 1145 email: jdgarraux@uss.com	James D. Garraux General Counsel & Senior Vice President-Labor Relations & Environmental Affairs

November 4, 2008

Mr. John P. Surma

1710 Hunters Path Lane

Pittsburgh, PA 15241

Dear John,

The purpose of this letter is to restate the benefits provided to you by United States Steel Corporation (the “Corporation”) under those certain letter agreements dated January 27, 1997 and December 21, 2001 (collectively, the “Letter Agreements”), to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) for your benefit. As restated herein, this supersedes and replaces any benefits payable by the Corporation under the Letter Agreements, but does not affect any benefits that you are otherwise entitled to as an executive employee of the Corporation or as are provided by Marathon Oil Corporation (“Marathon”) in the Letter Agreements, including without limitation, any other service crediting and any guarantee provided therein.

Bonus Service Credit

You are provided with fifteen (15) years of bonus service credit for eligibility and vesting purposes in the Corporation’s plans listed on Exhibit A. You are also provided with the amount of bonus service credit for accrual purposes under those plans as specified in Exhibit A. Further, for purposes of the benefits provided pursuant to this letter agreement, you are deemed to have consent for purposes of satisfying any requirement under the plans listed in Exhibit A for consent to retire prior to age 60.

Non-Qualified Benefits Supplement

You are provided with the following non-qualified benefit supplements, attributable to bonus service.

A.	Amounts of Benefits. The Corporation shall provide non-qualified benefit supplements equal to the difference between (1) the Adjusted Benefits, and (2) the Actual Benefits, as outlined below.

(1)	Adjusted Benefits

The term “Adjusted Benefits” shall mean the pension (and surviving spouse and survivor) or savings benefits that would be provided to you under the Corporation’s plans specified in Exhibit A, attached, if your actual continuous service with the Corporation is adjusted to reflect an increase of fifteen (15) years of continuous service. As outlined in Exhibit A, such bonus years will be used for purposes of determining eligibility and vesting for the Corporation’s plans. For benefit accrual purposes, a portion of the fifteen (15) bonus years of service will be provided by the Corporation under its benefit plans based upon the ratio of the number of months of service you have worked for the Corporation, as compared to the combined number of months of service you have worked for the Corporation and Marathon as of the determination date.

Solely for purposes of determining the above-described allocation ratio, years of service with USX Corporation prior to the USX Corporation restructure will be counted as service for the Corporation and years of service with Marathon Ashland Petroleum LLC and Speedway SuperAmerica LLC shall be counted as service for Marathon. The determination date shall be the date of your separation from service (or, if earlier, the date of your death). A partial month of service shall be counted as a month if it includes at least fifteen (15) days of service.

(2)	Actual Benefit

The term “Actual Benefits” shall mean the pension (and surviving spouse and survivor) and savings benefits that are provided to you under the Corporation’s plans specified in Exhibit A as of the determination date.

For purposes of determining the amounts in (1) and (2) above, benefits will be based upon the amount of immediate benefit payable in the form of a lump sum distribution under the terms of the applicable plan.

B.	Timing of Payment. Unless you make an election pursuant to Section C (below), the supplements payable shall be paid by the Corporation in the form of a lump sum distribution on a scheduled payment date within 90 days of the earlier of (i) the date of your termination of employment (for any reason) from all employers of the Corporation that constitutes a separation from service under Section 409A of the Code or (ii) the date of your death; provided, however, if you are a specified employee under Section 409A of the Code on the date of your separation from service, the supplement may not be paid until the first business day following the six-month anniversary of your separation from service, other than by reason of your death. Any such lump sum distribution shall be calculated in the same manner as it would have been calculated had it been made under the Corporation’s qualified pension plan and interest shall accrue and be payable on any balance due at the rate used to determine the actuarially equivalent lump sum value of a benefit under the Corporation’s qualified pension plan. If you die prior to receipt of such lump sum, such lump sum will be paid to your surviving spouse or to your estate if there is no surviving spouse on the scheduled payment date or, if your death occurs after such scheduled payment date, within 30 days of the date of your death.

With respect to payments to be made within 90 days following a separation from service (whether pursuant Section B or Section C), you will have no election as to the taxable year of payment.

C.	Installments. You may receive all or a portion of the supplements payable by the Corporation in installments if (i) you make a valid election to do so by December 31, 2008 or (ii) you do so in accordance with the subsequent deferral election rules provided in the last paragraph of this Section C. To be valid, any such election must be received in writing and approved by the Vice President—Human Resources of the Corporation.

In accordance with the terms of a valid election, the benefit payable under this Agreement may be paid pursuant to such election either:

(1)	in full on February 1 (or if such date falls on a weekend or holiday, the first business day following February 1) of the year following the year in which you separate from service, or

(2)	in up to ten annual installments with the first annual installment payable within 90 days following the date of your separation from service and the succeeding installments payable on the next anniversary(ies) of the first scheduled payment date (or if such date falls on a weekend or holiday, the first business day following such date).

Notwithstanding the foregoing sentence, if you are a specified employee under Section 409A of the Code on the date of your separation from service, the supplement, or any portion thereof, may not be paid until the first business day following the six-month anniversary of your separation from service, other than by reason of your death. This six-month payment delay shall apply to only the first installment payment.

Interest would accrue and be payable on the balance due for all installments at the rate used to determine the actuarially equivalent lump sum value of your benefit under the Corporation’s qualified pension plan. If you die prior to receipt of the remaining installments, such remaining installments shall be paid to your surviving spouse or to your estate if there is no surviving spouse.

You may also subsequently elect to delay or change the form of payment, provided that (i) such election must be made at least 12 months before the first payment is scheduled to be paid (in the case of installment payments, above, all payments are to be treated as a single payment on the date scheduled for the first installment payment) and may not take effect until at least 12 months after the date on which the election is made; and (ii) the payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or the date the first amount was scheduled to be paid, in the case of installment payments, above, which are to be treated as a single payment on the date scheduled for the first installment payment).

Please indicate your agreement to the foregoing by signing below.

Sincerely,

United States Steel Corporation

/s/ James D. Garraux
By:	James D. Garraux
Title:	General Counsel & Senior Vice President-
Labor Relations & Environmental Affairs

Agreed to:	/s/ John P. Surma
John P. Surma

November 4, 2008

John P. Surma Letter Agreement – November 4, 2008

Application of Bonus Service to the Corporation’s Plans (and their successors)

Adjusted Benefit under Letter Agreement
Plans	Eligibility and Vesting	Benefit Accrual
Steel Plans
USS Corporation Plan for Non-Union Employee Pension Benefits	15 years of bonus service	Steel’s pro rata portion[1] of 15 bonus years

USS Corporation Non Tax-Qualified Pension Plan	15 years of bonus service	Steel’s pro rata portion of 15 bonus years

USS Corporation Executive Management Supplemental Pension Program	15 years of bonus service	Steel’s pro rata portion of 15 bonus years

USS Corporation Supplemental Thrift Program	15 years of bonus service (provides higher Co. match)	No impact

[1]

Pro rata portion is determined as of the determination date based upon the ratio of the number of months of service for the Corporation (including pre-2002 USX Corporation) or Marathon, respectively, as compared to the combined number of months of service for the Corporation and Marathon. Determination date is the date of separation from service (or, if earlier, date of death).